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                                  Mark T. Wood
                                    PRESIDENT
                              iDial Networks, Inc.
                 16990 Dallas Parkway Ste. 106, Dallas, TX 75248
            (Name and Address of Person Authorized to Receive Notices
          and Communications on Behalf of the Person Filing Statement)
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                                 WITH A COPY TO:
                             KARL E. RODRIGUEZ, ESQ
                              24843 Del Prado, #318
                              Dana Point, CA 92629
                                 (949) 248-9561
                               fax (949) 248-1688
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                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              IDIAL NETWORKS, INC.
               (Exact name of registrant as specified in charter)

                                    formerly

                        DESERT SPRINGS ACQUISITION CORP.

                          BARTEL FINANCIAL GROUP, INC.


 Nevada                                                               84-1043258
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

16990  Dallas  Parkway,  Suite  106,  Dallas  TX                           75248
(Address of principal executive offices)                              (Zip Code)


                                     NO PLAN
                              (STOCK FOR SERVICES)
                              (Full Title of Plan)


                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone (949) 248-9561  fax (949) 248-1688

                               (Agent for Service)

                               September 26, 2000


                       CALCULATION OF REGISTRATION FEE (1)


Title of Securities to     Amount to be     Proposed     Proposed   Amount of
Be registered              Registered       Maximum      Maximum    Registration
                                            Offering     Aggregate  Fee
                                            Price Per    Offering
                                            Unit         Price
--------------------------------------------------------------------------------
$0.01  par  value          1,726,230        $0.50        $863,115   $227.86
Common  Stock              shares           per share
--------------------------------------------------------------------------------

1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, September 25, 2000, average close, discounted by 20%.

                                     PART I
Not  Applicable.
                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ( Common Stock ) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     William  Stocker  is  one  of  the service providers to be compensated. See
Exhibit  1.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

           Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Provided as an exhibit hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.50 per share per $0.50 of services performed.

ITEM  9.  UNDERTAKINGS.

     Not  Applicable.


                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 26, 2000.




                              IDIAL NETWORKS, INC.
                              A NEVADA CORPORATION


                                       by


/s/Mark  T.  Wood                  /s/Klaus  Scholz
   Mark  T.  Wood                     Klaus  Scholz
   President/Director                 Secretary/Director

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                                    EXHIBIT 1

                             STOCK FOR SERVICES LIST
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                             Stock for Services List

      Name & Address. . . . . . . . . .  # of Shares  $   Sevices
-----------------------------------------------------------------
 1.    Supree Wanapun . . . . . . . . .       64,000    32,000.00
-----------------------------------------------------------------
 2.    Kevin Wright . . . . . . . . . .       20,000    10,000.00
     8741 East Rountree St.
     Greenwood Village CO 80111
-----------------------------------------------------------------
 3.    Ron Ardt . . . . . . . . . . . .      380,000   190,000.00
     15400 Knoll Trail, Suite 108
     Dallas TX 75248
-----------------------------------------------------------------
 4.    William Stocker. . . . . . . . .      205,000   102,500.00
     34700 Pacific Coast Hwy. #303
     Capistrano Beach CA 92624
-----------------------------------------------------------------
 5.    Karl E. Rodriguez. . . . . . . .      205,000   102,500.00
     34700 Pacific Coast Hwy. #303
     Capistrano Beach CA 92624
-----------------------------------------------------------------
 6.    Joseph Allocca . . . . . . . . .       64,000    32,000.00
     11885 Royal Palm Blvd. #103
     Coral Springs FL 33065
-----------------------------------------------------------------
 7.    Ziyon Shaky. . . . . . . . . . .       64,000    32,000.00
     3370 Pinewalk Dr. N. #1211
     Margate FL 33063
-----------------------------------------------------------------
 8.    Julie Crosby . . . . . . . . . .       64,000    32,000.00
     19501 E. Country Club Dr. #104
     Aventura FL
-----------------------------------------------------------------
 9.    Gerald Lesher. . . . . . . . . .       40,230    20,115.00
     1555 Palm Beach Lakes Blvd., #1510
     West Palm Beach FL 33404
-----------------------------------------------------------------
10.    Daffney Austin . . . . . . . . .      100,000    50,000.00
     The European Business Centre
     The Hyde, London
     NW9 5AE, England
-----------------------------------------------------------------
11.    Kenneth Lieberman. . . . . . . .       40,000    20,000.00
     4400 W. Sample Road, Suite 116
     Coconut Creek FL 33073
-----------------------------------------------------------------
12.    Louie Sopov. . . . . . . . . . .       60,000    30,000.00
     1589 Sequin Square
     Pickering ON L1V 6T3 Canada
-----------------------------------------------------------------
13.    Paulina Gidziela . . . . . . . .       20,000    10,000.00
     1589 Sequin Square
     Pickering ON L1V 6T3 Canada
-----------------------------------------------------------------
14.    Pamela Zelman. . . . . . . . . .      400,000   200,000.00
     1930 Yonge Street #1182
     Toronto M45 1Z4 Canada
-----------------------------------------------------------------
     TOTAL: . . . . . . . . . . . . . .    1,726,230   863,115.00
-----------------------------------------------------------------

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                                    EXHIBIT 2

                               OPINION OF COUNSEL
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                                 LAW OFFICES OF
                                 William Stocker
                     34700  Pacific Coast Highway, Suite 303
                            Capistrano Beach CA 92624
                    phone  (949)  248-9561 fax (949) 248-1688

                               September 26, 2000
To  the  President  and  the
Board  of  Directors
iDial  Networks,  Inc.
16990  Dallas  Parkway,  Suite  106
Dallas  TX  75248
                         re: Opinion of Special Counsel
     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $863,115 in the form of 1,726,230 shares of common stock to be registered thereby, to fourteen individual services providers electing to receive stock for services.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to Section12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. There is no qualified plan of any kind or sort involved, and these issuances are not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.50 per share for $0.50 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed by were direct or indirect commissions or compensation for raising funds for the Issuer, or other than actual services provided with the expectation of payment.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,


                               /s/William Stocker
                                 William Stocker
                           special securities counsel